                                   EXHIBIT 5.1


                          OPINION OF GRANTLAND E. BRYCE




February 4, 1999




Isis Pharmaceuticals, Inc.
2292 Faraday Avenue
Carlsbad, CA  92008

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Isis Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of 4,000,000 shares of the Company's Common Stock to be sold by certain stockholders, as described in the Registration Statement (the "Common Stock").

In connection with this opinion, I have examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Common Stock, when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Grantland E. Bryce
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Grantland E. Bryce
Vice President, General Counsel